Exhibit 99.1

HIGHLANDS BANKSHARES ANNOUNCES THIRD QUARTER RESULTS
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Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the third quarter of 2006.

Highlands Bankshares’ operations for the third quarter of 2006 produced net income of $1,156,000. This compares to income of $943,000 for the third quarter of 2005, an increase of 22.59%. Return on Average Assets (ROAA) for the third quarter of 2006 was 1.34% and Return on Average Equity (ROAE) was 12.65%.

Income year to date through September 30, 2006 was $3,361,000 compared to income of $2,711,000 for the first nine months of 2005. ROAA for the nine month period ended September 30, 2006 was 1.33% and ROAE was 12.76%.

Assets increased 3.44% from December 31, 2005 to September 30, 2006 and at the end of the third quarter totaled $349,180,000. Shareholders’ Equity at September 30, 2006 was $36,395,000.

During the quarter Highlands paid dividends to its shareholders of 23 cents per share.

Commenting on the results, Butch Porter, Highlands’ President and Chief Executive Officer, said, “I am very pleased to announce a strong increase in the net income of Highlands, both year-to-date and for the third quarter of 2006, as compared to last year. In spite of ever increasing competition, we have continued to experience both loan and deposit growth, and this has allowed us to grow our balance sheet while maintaining profitability. Careful management of our assets and liabilities, coupled with steady loan demand has allowed us to maintain excellent net interest margins and increase net interest income. Year over year growth in non-interest income has also been encouraging.”

“As we strive, in the coming quarters, toward maintaining success, the Company will continue to face the challenges of increases in competition and an ever changing interest rate market,” Porter continued. “Sustaining our recent trend in profitability will require diligence both operationally and in balance sheet management and also marketplace resourcefulness.”

Highlands Bankshares Inc. operates eleven banking locations in West Virginia and Virginia through its two wholly owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and offers insurance services through its wholly owned subsidiary HBI Life Insurance Company.

Certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.